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                                                                     EXHIBIT 4.1
                            (CONFORMED, AS AMENDED)

                              VISTANA STOCK PLAN

1.   Preamble.

     Vistana, Inc., a Florida corporation (the "Company"), hereby establishes the Vistana Stock Plan (the "Plan") as a means whereby the Company may, through awards of (i) incentive stock options within the meaning of Section 422 of the Code (as herein defined), (ii) stock appreciation rights, (iii) non-qualified stock options, (iv) restricted stock, and (v) phantom stock:

          (a) provide employees of the Company and its Subsidiaries and Affiliates with additional incentive to promote the success of the businesses of the Company and its Subsidiaries and Affiliates;

          (b) enable such employees to acquire proprietary interests in the Company;

          (c) encourage such employees to remain in the employ of the Company and its Subsidiaries and Affiliates; and

          (d) provide Officers and Directors of, and consultants to, the Company and its Subsidiaries and Affiliates (who are not otherwise employees) with additional incentive to promote the success of the businesses of the Company and its Subsidiaries and Affiliates.

2.   Definitions.

     2.1 "Affiliate" means any person or entity who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified person or entity (the term "control" for these purposes meaning the ability, whether by ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to act as or select the managing or general partner of a partnership or the managing member of a limited liability company, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an entity).

     2.2 "Board" or "Board of Directors" means the board of directors of the Company.

     2.3 "Cause" shall mean (a) the commission by Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or a Subsidiary or an Affiliate of the Company (including the unauthorized disclosure of confidential or proprietary material information of the Company or a Subsidiary or an Affiliate of the Company); (b) the commission by Participant of a breach of any material covenant, provision, term, condition, understanding or undertaking set forth in the Participant's employment agreement, if any, with the Company or a Subsidiary or an Affiliate of the Company; (c) the commission by Participant (other than in Participant's capacity as an agent of the Company or a Subsidiary or an Affiliate of the Company) of a crime constituting a felony under applicable law (or a plea of nolo contendere in lieu thereof); (d) the exposure of the Company or a Subsidiary or an Affiliate of


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the Company to any criminal liability substantially caused by the conduct of
Participant which results in a material adverse effect upon the Company's business, operations, financial condition or results of operations or the exposure of the Company to any civil liability caused by Participant's unlawful harassment in employment; (e) any habitual absenteeism, gross negligence, bad faith, or willful misconduct by Participant in the performance of Participant's duties to the Company or a Subsidiary or an Affiliate of the Company which such conduct results in a material detriment to the Company or a Subsidiary or an Affiliate of the Company; or (f) Participant's habitual abuse of alcohol or any controlled substance or Participant's reporting to work under the influence of alcohol or a controlled substance (other than those for which Participant is taking under a current prescription).

     2.4 "Change in Control" means the occurrence of any one of the following events:

          (a) any (A) consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or which contemplates that all or substantially all of the business and/or assets of the Company shall be controlled by another corporation or (B) a recapitalization (including an exchange of Company equity securities by the holders thereof), in either case, in which any "Person" (as such term is used in Sections 13(d) and (14(d)(2) of the Exchange Act), other than the Controlling Shareholders, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote in the election of directors;

          (b) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries or Affiliates;

          (c) approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, unless such plan or proposal is abandoned within 60 days following such approval; or

          (d) any "Person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Controlling Shareholders, shall become the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote in the election of directors.

     2.5 "Code" means the Internal Revenue Code of 1986, as it exists now and as it may be amended from time to time.

     2.6 "Committee" means the committee comprised of two or more Directors appointed by the Board to administer the Plan. Each member of the Committee shall (a) be a "Non-Employee Director" as determined under Rule 16b-3(b)(3)(i) of the Exchange Act; and (b) once the reliance period expires under Treasury Regulation 26 CFR (S) 1.162-27(f), be an outside Director as determined under Treasury Regulation 26 CFR (S)1.162-27(e)(3) or any successor regulation


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thereto. Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors.

     2.7 "Common Stock" means the common stock of the Company, $0.01 par value, or, if the various series of common stock are eliminated by amendment to, or restatement of, the Company's Articles of Incorporation, the resulting class of equity securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote for the election of directors.

     2.8 "Company" means Vistana, Inc., a Florida corporation, and any successor thereto.

     2.9 "Controlling Shareholders" means Raymond L. Gellein, Jr., Jeffrey A. Adler and JGG Holdings Trust, in each case together with their respective Affiliates, family members, former spouses (if applicable) and trusts for the benefit of any of the foregoing.

     2.10 "Director" means a member of the Board.

     2.11 "Exchange Act" shall mean the Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.

     2.12 "Fair Market Value" means for the relevant day: (i) the closing price of a share of Common Stock on the principal exchange on which the Common Stock is then trading, if any, on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred; (ii) if the Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, (1) the closing price (if the Common Stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for a share of the Common Stock on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as reported by Nasdaq or such successor quotation system; (iii) if the Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the mean between the closing bid and asked prices for a share of Common Stock on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as determined in good faith by the Committee; or (iv) if the Common Stock is not publicly traded, the fair market value of a share of Common Stock established by the Committee acting in good faith.

     2.13 "IPO" is defined at Section 11 of the Plan.

     2.14 "ISO" means incentive stock options within the meaning of Section 422 of the Code.

     2.15 "Naked SAR" means a SAR issued not in connection with an ISO or NSO.

     2.16 "NSO" means non-qualified stock options, which are not intended to qualify under Section 422 of the Code.


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     2.17 "Officer" means a corporate officer of the Company or any Subsidiary or Affiliate of the Company.

     2.18 "Option" means the right of a Participant, whether granted as an ISO or an NSO, to purchase a specified number of shares of Common Stock, subject to the terms and conditions of the Plan.

     2.19 "Option Date" means the date upon which an Option, SAR, Restricted Stock or Phantom Stock is awarded to a Participant under the Plan.

     2.20 "Option Price" means the price per share at which an Option may be exercised.

     2.21 "Participant" means an individual to whom an Option, SAR, Phantom Stock or Restricted Stock has been granted under the Plan.

     2.22 "Phantom Stock" means a hypothetical share of Common Stock issued as phantom stock under the Plan.

     2.23 "Plan" means the Vistana Stock Plan, as set forth herein and as from time to time amended.

     2.24 "Restricted Stock" means Common Stock awarded to a Participant pursuant to this Plan and subject to the restrictions contained in Section 9.

     2.25 "SAR" means a stock appreciation right. A SAR may be a Naked SAR or a Tandem SAR.

     2.26 "Securities Act" means the Securities Act of 1933, as it exists now or from time to time may hereinafter be amended.

     2.27 "Subsidiary" shall mean (i) any corporation (whether now existing or hereafter organized) of which at least a majority of the voting stock having ordinary voting power for the election of directors is, at the time as of which any determination is being made, directly or indirectly owned or controlled by the Company and (ii) any partnership, joint venture, association or other business entity (either now existing or hereafter organized) of which more than 50% of the equity interest is, at the time any such determination is being made, directly or indirectly controlled by the Company.

     2.28 "Tandem SAR" means a SAR associated with and issued in connection with an ISO or NSO.

     2.29 Rules of Construction.

          (a) Governing Law. The construction and operation of this Plan are governed by the laws of the State of Florida.



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          (b)  Undefined Terms. Unless the context requires another meaning, any term not specifically defined in this Plan has the meaning given to it by the Code.

          (c) Headings. All headings in this Plan are for reference only and are not to be utilized in construing the Plan.

          (d) Gender. Unless clearly appropriate, all nouns of whatever gender refer indifferently to persons of any gender.

          (e) Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural and vice versa.

          (f) Severability. If any provision of this Plan is determined to be illegal or invalid for any reason, the remaining provisions shall continue in full force and effect and shall be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

3.   Stock Subject to the Plan.

     Except as otherwise provided in Section 15, the aggregate number of shares of Common Stock that may be issued under Options or as Restricted Stock, under this Plan may not exceed 2,500,000 shares. Reserved shares may be either authorized but unissued shares or treasury shares, in the Board's discretion. If any awards hereunder shall terminate or expire, as to any number of shares, new ISOs, NSOs, and Restricted Stock may thereafter be awarded with respect to such shares. Except as otherwise provided in Section 15, the aggregate number of shares of Common Stock that may be issued under Options, as Restricted Stock or upon which SARs or Phantom Stock may be awarded for any Participant may not exceed 1,000,000.

4.   Administration.

     The Plan shall be administered by the Committee. In addition to any other powers set forth in this Plan, the Committee has the exclusive authority:

          (a) to construe and interpret the Plan, and to remedy any ambiguities or inconsistencies therein;

          (b) to establish, amend and rescind appropriate rules and regulations relating to the Plan;

          (c) subject to the express provisions of the Plan, to determine the individuals who will receive awards of Options, Restricted Stock, Phantom Stock and/or SARs, the times when they will receive them, the number of shares to be subject to each award and the Option Price, payment terms, payment method, and expiration date applicable to each award;



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          (d)  to contest on behalf of the Company or Participants, at the expense of the Company, any ruling or decision on any matter relating to the Plan or to any awards of ISOs, NSOs, Restricted Stock, Phantom Stock and/or SARs;

          (e) generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the awards of ISOs, NSOs, Restricted Stock, Phantom Stock and/or SARs granted thereunder as it may deem necessary or advisable;

          (f) to determine the form in which payment of a SAR or a Phantom Stock award granted hereunder will be made (i.e., cash, Common Stock or a combination thereof) or to approve a Participant's election to receive cash in whole or in part in settlement of the SAR or Phantom Stock award; and

          (g) to determine the form in which tax withholding under Section 18 of this Plan will be made.

All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination, or interpretation.

5.   Eligible Employees.

     Subject to the provisions of the Plan, the Committee shall determine from time to time those employees, Directors and Officers of, and consultants to, the Company, a Subsidiary or an Affiliate of the Company who shall be designated as Participants and the number, if any, of Options, SARs, Restricted Stock, and Phantom Stock, or any combination thereof, to be awarded to each such Participant; provided, however, that no ISOs or Tandem SARs granted with respect to ISOs, shall be awarded under the Plan after the expiration of the period of ten years from the date this Plan is adopted by the Board. In addition, no ISOs may be awarded to a Director, Officer or consultant who is not an employee of the Company or of a "subsidiary corporation" (within the meaning of Section 424(f) of the Code).

6.   Terms and Conditions of Incentive Stock Options.

     The Committee may in its discretion, grant ISOs to any Participant under the Plan; provided, however, that no ISOs may be granted to a Participant who is not an employee of the Company or a "subsidiary corporation" (within the meaning of Section 424(f) of the Code). Each ISO shall be evidenced by an agreement between the Company and the Participant. Each ISO agreement, in such form as is approved by the Committee, shall be subject to the following



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express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee may deem appropriate;

          (a)  Option Period.  Each ISO will expire as of the earliest of:

               (i) the date on which it is forfeited under the provisions of Section 13;

               (ii) ten years (or five years as specified in Section 6(e)) from the Option Date;

               (iii) The date which is three months after the Participant's termination of employment for any reason other than Cause, death or "disability" (within the meaning of Section 22(e)(3) of the Code);

               (iv) the date on which the Participant's employment is terminated for Cause; or

               (v) the date which is twelve months after the Participant's death or termination of Participant's employment due to a "disability" (within the meaning of Section 22(e)(3) of the Code).

          (b) Option Price. Subject to the provisions of Section 6(e), the Option Price per share shall be determined by the Committee at the time any ISO is granted, and shall not be less than the Fair Market Value of the Common Stock subject to the ISO on the Option Date.

          (c) Other Option Provisions. The form of ISO authorized by the Plan may contain such other provisions as the Committee may, from time to time, determine; provided, however, that such other provisions may not be inconsistent with any requirements imposed on qualified stock options under
     Section 422 of the Code.

          (d) Limitations on Awards. The aggregate Fair Market Value, determined as of the Option Date, of Common Stock with respect to which ISOs are exercisable by a Participant for the first time during any calendar year under all ISO plans of the Company and any Subsidiary shall not exceed $100,000.

          (e) Awards to Certain Shareholders. Notwithstanding Sections 6(a) and 6(b) hereof, if an ISO is granted to a Participant who owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or a Subsidiary (as determined under the Code), the exercise period specified in the ISO agreement for which the ISO thereunder is granted shall not exceed five years from the Option Date, and the Option Price shall be at least 110% of the Fair Market Value (as of the Option
     Date) of the Common Stock subject to the ISO.


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7.   Terms and Conditions of Non-Qualified Stock Option.

     The Committee may, in its discretion, grant NSOs to any Participant under the Plan. Each NSO shall be evidenced by an agreement between the Company and the Participant. Each NSO agreement, in such form as is approved by the Committee, shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan as the Committee may deem appropriate:

          (a)  Option Period.  Each NSO will expire as of the earliest of:

               (i) the date on which it is forfeited under the provisions of Section 13;

               (ii)   ten years from the Option Date;

               (iii) the date which is three months after the Participant's termination of employment, retention as a consultant or membership on the Board, as applicable, for any reason other than Cause, death or "disability" (within the meaning of Section 22(e)(3) of the Code);

               (iv) the date on which the Participant's employment, retention as a consultant or membership on the Board, as applicable, is terminated for Cause; or

               (v) the date which is twelve months after the Participant's death or termination of employment, consultancy or membership on the Board due to a "disability" (within the meaning of Section 22(e)(3) of the Code).

          (b) Option Price. At the time when the NSO is granted, the Committee will fix the Option Price. The Option Price may be greater than less than, or equal to Fair Market Value on the Option Date, as determined in the sole discretion of the Committee.

          (c) Other Option Provisions. The form of NSO authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

8.   Terms and Conditions of Stock Appreciation Rights.

     The Committee may, in its discretion, grant a SAR to any Participant under the Plan. Each SAR shall be evidenced by an agreement between the Company and the Participant, and may be a Naked SAR or a Tandem SAR. Each SAR awarded to Participants under the Plan shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

          (a) Tandem SARs. Tandem SARs shall terminate on the same date as the related ISO or NSO. A Tandem SAR shall be exercisable only if the Fair Market Value of a share of Common Stock on the date of surrender exceeds either the Option Price for the related ISO or the Fair Market Value of the Common Stock on the Option Date, if



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     related to an NSO, and then shall be exercisable to the extent, and only to the extent, that the related ISO or NSO is exercisable. A Tandem SAR shall entitle the Participant to whom it is granted the right to elect, so long as such Tandem SAR is exercisable and subject to such limitations as the Committee shall have imposed, to surrender any then exercisable portion of his related ISO or NSO, in whole or in part, and receive from the Company in exchange, without any payment of cash (except for applicable employee withholding taxes), that number of shares of Common Stock having an aggregate Fair Market Value on the date of surrender equal to the product of (i) the excess of the Fair Market Value of a share of Common Stock on the date of surrender over the per share Option Price under such ISO or the Fair Market Value of the Common Stock on the Option Date, if such SAR is related to an NSO and (ii) the number of shares of Common Stock subject to such ISO or NSO or portion thereof which is surrendered. Any ISO or NSO or portion thereof which is surrendered shall no longer be exercisable. The Committee, in its sole discretion, may allow the Company to settle all or part of the Company's obligation arising out of the exercise of a Tandem
     SAR by the payment of cash equal to the aggregate Fair Market Value of the shares of Common Stock which the Company would otherwise be obligated to deliver.

          (b) Naked SARs. Naked SARs shall terminate as provided in the Participant's SAR agreement. The Committee may at the time of granting any Naked SAR add such conditions and limitations to the Naked SAR as it shall deem advisable, including but not limited to, limitations on the period within which the Naked SAR shall be exercisable and the maximum amount of appreciation to be recognized with regard to such Naked SAR.

          (c) Other Conditions. If a Participant is subject to Section 16(a) and Section 16(b) of the Exchange Act, the Committee may at any time add such additional conditions and limitations to such SAR which the Committee, in its discretion, deems necessary or desirable in order to comply with
     Section 16(a) or Section 16(b) of the Exchange Act and the rules and regulations issued thereunder, or in order to obtain any exemption therefrom.

9.   Terms and Conditions of Restricted Stock Awards.

     The Committee, in its discretion, may grant Restricted Stock to any Participant under the Plan. Each grant of Restricted Stock shall be evidenced by an agreement between the Company and the Participant. All shares of Common Stock awarded to Participants under the Plan as Restricted Stock shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

          (a) Restricted Period. Shares of Restricted Stock awarded to Participants may not be sold, transferred, pledged or otherwise encumbered before they vest. Subject to the provisions of subparagraphs (b) and (c) below and any other restrictions imposed by law, any shares of Restricted Stock that vest will be transferred to the Participant or, in the event of his death, to the beneficiary or beneficiaries designated by writing filed by the Participant with the Committee for such purpose or, if none, to his estate. Delivery of shares in accordance with the preceding sentence shall be made within the 30-day period after they vest.


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          (b)  Forfeitures. A Participant shall forfeit all unpaid accumulated dividends and all shares of Restricted Stock which have not vested prior to the date that his employment with the Company, or if a Director, his membership on the Board, is terminated for any reason.

          (c) Certificates Deposited With Company. Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and deposited with the Company. Each such certificate shall bear the following (or a similar) legend:

          "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) relating to Restricted Stock contained in the Vistana Stock Plan and an agreement entered into between the registered owner and Vistana, Inc. Copies of such Plan and agreement are on file at the principal office of Vistana, Inc."

          (d) Shareholder Rights. Subject to the foregoing restrictions, each Participant shall have all the rights of a shareholder with respect to his shares of Restricted Stock including, but not limited to, the right to vote such shares.

          (e) Dividends. On each Common Stock dividend payment date, each Participant shall receive an amount equal to the dividend paid on that date on a share of Common Stock, multiplied by his number of shares of Restricted Stock.

10.  Terms and Conditions of Phantom Stock.

     The Committee may, in its discretion, award Phantom Stock to any Participant under the Plan. Each award of Phantom Stock shall be evidenced by an agreement between the Company and the Participant. The Committee may at the time of awarding any Phantom Stock add such additional conditions and limitations to the Phantom Stock as it shall deem advisable, including, but not limited to, the right for Participants to receive dividends equivalent to those paid on Common Stock, limitations on the period or periods within which the Phantom Stock may be surrendered, and the maximum amount of appreciation to be recognized with regard to such Phantom Stock. If a Participant is subject to Section 16(a) and
Section 16(b) of the Exchange Act, the Committee may at any time add such additional conditions and limitations to such Phantom Stock which, in its discretion, the Committee deems necessary or desirable in order to comply with
Section 16(a) or Section 16(b) of the Exchange Act and the rules and regulations issued thereunder, or in order to obtain any exemption therefrom. An award of Phantom Stock shall entitle the Participant to whom it is awarded the right to elect, so long as such Phantom Stock is vested and subject to such limitations as the Committee shall have imposed, to surrender any then vested portion of the Phantom Stock, in whole or in part, and receive from the Company in exchange therefor the Fair Market Value on the date of surrender of the Common Stock to which the surrendered Phantom Stock relates in cash or in shares of Common Stock as the Committee may determine.


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11.  Director Stock Options.

          (a) Each Director who is not otherwise an employee of the Company or the beneficial owner of 5% or more of the outstanding Common Stock and who is a Director upon completion of the Company's initial public offering of Common Stock on a firm-commitment underwritten basis (the "IPO"), shall automatically be granted as of that date NSOs to purchase 45,000 shares of Common Stock having an exercise price per share equal to the price to the public in the IPO. The NSOs granted pursuant to this Section 11(a) shall, notwithstanding the provisions of Section 13, vest as follows:

          (i)    one-third (15,000 shares) on the Option Date;

          (ii) one-third (15,000 shares) immediately following the date of the 1998 annual meeting of the Company's shareholders, provided that such Director continues to be a Director following such annual meeting; and

          (iii) one-third (15,000 shares) immediately following the date of the 1999 annual meeting of the Company's shareholders, provided that such Director continues to be a Director following such annual meeting.

For purposes of this Section, if there is no annual meeting of the Company's shareholders in any year, the applicable date will be the scheduled date for such annual meeting as set forth in the Company's by-laws.

          (b) On the date of each annual meeting of the shareholders of the Company, each Director who continues to be a Director following such meeting and who is not (i) an employee of the Company or (ii) the beneficial owner of 5% or more of the outstanding Common Stock shall automatically be granted NSOs to purchase 5,000 shares of Common Stock having an exercise price per share equal to 100% of the Fair Market Value of the Common Stock at the Option Date; provided, however, that (y) this
     Section 11(b) shall not apply to any Director who was granted NSOs pursuant to Section 11(a) until the annual meeting of the shareholders of the Company to be held in 2000, and (z) in the event a Director is elected to the Board of Directors by the Board of Directors rather than the shareholders and such Director receives NSOs in connection with such individual's election to the Board, such Director shall not be granted NSOs pursuant to this Section 11(b) until the second annual meeting of the shareholders of the Company following the election of such individual to the Board. If no annual meeting of the shareholders of the Company occurs in any applicable year, then the automatic grant of NSOs pursuant to this
     Section 11(b) shall occur on the last day permitted for such meeting pursuant to the Bylaws of the Company.

          (c) A Director NSO shall be granted hereunder only if as of each Option Date the Director (i) is not otherwise an employee of the Company or any Subsidiary or Affiliate of the Company and (ii) has not been an employee of the Company or any Subsidiary or Affiliate of the Company for any part of the preceding fiscal year.

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          (d) Each NSO granted pursuant to Section 11 (b) shall notwithstanding the provisions of Section 13, be 100% vested as of the Option Date.

          (e) NSOs granted pursuant to this Section 11 shall expire as of the earliest of:

               (i)    ten years from the Option Date;

               (ii) the date three months after the Participant's termination of membership on the Board, for any reason other than Cause, death or "disability" (within the meaning of Section 22(e)(3) of the Code);

               (iii) the date on which the Participant's membership on the Board is terminated for Cause; or

               (iv) the date twelve months after the Participant's death or termination of Board membership due to a "disability" (within the meaning of Section 22(e)(3) of the Code) .

The provisions of Section 7(a) shall not apply to any NSO granted pursuant to this Section 11.

          (f) In the event that the number of shares of Common Stock available for future grant under the Plan is insufficient to make all automatic grants required to be made on such date, then all non-employee Directors entitled to a grant on such date shall share ratably in the number of NSOs shares available for grant under the Plan.

          (g) Except as expressly provided in this Section 11, any NSO granted hereunder shall be subject to the terms and conditions of the Plan if the grant were made pursuant to Section 7 hereof.

12.  Manner of Exercise of Options.

     To exercise an Option in whole or in part, a Participant (or, after the Participant's death, the Participant's executor or administrator) must give written notice to the Committee, stating the number of shares to which he or she intends to exercise the Option. The Company will issue the shares with respect to which the Option is exercised upon payment in full of the Option Price. The Option Price may be paid in (i) cash, (ii) shares of Common Stock having an aggregate Fair Market Value, as determined on the date of delivery, equal to the Option Price or (iii) by delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay for all Common Stock acquired through such exercise and any tax withholding obligations resulting from such exercise. The Option Price may be paid, pursuant to clause (ii), in shares of Common Stock which were received by the Participant upon the exercise of one or more previously exercised Options. The Option Price may be paid in shares of Common Stock which were received by the Participant as an award of Restricted Stock under the Plan. The Option Price may be paid by surrender of Tandem SARs equals to the Option Price. The Company shall not issue fractional shares of Common Stock and shall round any fractional shares to the nearest whole share.

13.  Vesting.

     A Participant may not exercise an Option or surrender a SAR or Phantom Stock until it has become vested. The portion of an Option, SAR or Phantom Stock award that is vested depends upon the period that has elapsed since the Option Date. Except with respect to Options granted under Section 11, unless the Committee establishes a different vesting schedule at the time when an Option is granted or the Restricted Stock, SAR or Phantom Stock is awarded, all Options granted under this Plan, Restricted Stock, SARs, and Phantom Stock awarded under this Plan shall become 25% vested 12 months after the Option Date and shall vest pro rata in arrears on a monthly basis over a period of 36 months beginning on the first day of the month which is 12 months after the Option Date. Except as provided below or in Section 14, if a Participant terminates his employment with the Company or its Subsidiaries or Affiliates if an employee, his membership on the Board if a Director, or his retention as a consultant, for any reason, he forfeits any Options, Restricted Stock, SARs and/or Phantom Stock that are not yet vested. A transfer of employment from the Company to a Subsidiary or an Affiliate of the Company, or vice versa (or from a Subsidiary to an Affiliate of the Company, or vice versa) is not a termination of employment for purposes of this Plan.

14.  Change of Control.

     Notwithstanding the provisions of Section 13 or anything contained in a Participant's agreement to the contrary, upon a Change in Control all Options, Restricted Stock, SARs and/or Phantom Stock shall become 100% vested and immediately exercisable.

15.  Adjustments to Reflect Changes in Capital Structure.

     If there is any change in the corporate structure or shares of the Company, the Board of Directors shall, in its discretion, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares authorized by the Plan and, with respect to outstanding Options, Restricted Stock, Phantom Stock and/or SARs, in the number and kind of shares covered thereby and in the applicable Option Price. For the purpose of this
Section 15, a change in the corporate structure or shares of the Company includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization, or liquidation and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation; provided, however, that a change in corporate structure or shares of the Company does not include the issuance of Common Stock for a negotiated or determined issuance price.

16.  Non-Transferability of Options, SARs and Phantom Stock.

     The Options and SARs granted or Phantom Stock awarded under the Plan are not transferable, voluntarily or involuntarily, other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code; provided, however, that ISOs (to the extent permissible by Section 422 of the Code), NSOs, SARs and Phantom Stock may be transferred to (i) any members of the immediate family of such Participant, and (ii) a trust which has as its exclusive beneficiaries such Participant or members of the immediate family of such Participant. For purposes of this Section, "immediate family" means children, stepchildren and grandchildren, including relationships arising from legal adoption.

17.  Rights as Shareholder.

     No Common Stock may be delivered upon the exercise of any Option until full payment has been made. A Participant has no rights whatsoever as a shareholder with respect to any shares covered by an Option until the date of the issuance of a stock certificate for the shares. A Participant who has been granted SARs or Phantom Stock shall have no rights whatsoever as a shareholder with respect to such SARs or Phantom Stock.

18.  Withholding Tax.

     The Company shall have the right to withhold in cash or shares of Common Stock with respect to any payments made to Participants under the Plan any taxes required by law to be withheld because of such payments. Notwithstanding the foregoing, with respect to a Participant subject to Section 16(a) or 16(b) of the Exchange Act, all amounts required to be withheld upon either (i) the vesting of Restricted Stock or (ii) the exercise of a SAR or surrender of Phantom Stock which had a set duration and for which payment is made in Common Stock, shall automatically be withheld in Common Stock otherwise deliverable to the Participant and having a Fair Market Value determined on the date the income is includable in the Participant's income equal to the amount of taxes required to be withheld.

19.  No Right To Employment.

     Participation in the Plan will not give any Participant a right to be retained as an employee of the Company or any Subsidiary or Affiliate, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

20.  Amendment of the Plan.

     The Committee may from time to time amend or revise the terms of this Plan in whole or in part and may without limitation, adopt any amendment deemed necessary; provided, however, that (a) no change in any award previously granted to a Participant may be made that would impair the rights of the Participant without the Participant's consent and (b) no amendment may extend the period during which a Participant may exercise an ISO beyond the period set forth in
Section 6(a)(ii) or 6(e).

21.  Shareholder Approval.

     Continuance of the Plan shall be subject to approval by the shareholders of the Company within 12 months before or after the date the Plan is adopted by the Committee.

22.  Conditions Upon Issuance of Shares.

     An Option shall not be exercisable, a share of Common Stock shall not be issued pursuant to the exercise of an Option, and Restricted Stock shall not be awarded until such time as the Plan has been approved by the shareholders of the Company and unless the award of Restricted Stock, exercise of such Option and the issuance and delivery of such share pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares of Common stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Common Stock is being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

23.  Participation Rights.

     In the event of a sale of equity securities by or on behalf of one or more of the Company's shareholders (in one transaction or series of transactions) resulting in a Change in Control, Participants shall be given timely notice thereof and shall have the right to surrender Options, Phantom Stock or SARs in such sale and receive, on a pro rata basis, the amount as to which the Option, Phantom Stock or SARs could be converted if such Option Phantom Stock or SAR was exercised immediately prior to such transaction, less the Option Price.

24.  Effective Date and Termination of Plan.

     24.1 Effective Date. This Plan is effective as of the later of the date of its adoption by the Committee, or the date it is approved by the shareholders of the Company, pursuant to Section 21.

     24.2 Termination of the Plan. The Committee may terminate the Plan at any time with respect to any shares that are not then subject to Options or Restricted Stock. Termination of the Plan will not affect the rights and obligations of any Participant with respect to Options, SARs, Phantom Stock or Restricted Stock awarded before termination.

                                 *  *  *  *  *

     I hereby certify that the foregoing Plan was adopted by the Board of Directors of Vistana, Inc. on December 27, 1996.

Executed as of December 27, 1996.


                                    /s/ Jeffrey A. Adler
                                    -------------------------------------------
                                    Jeffrey A. Adler
                                    Director, President and Co-Chief Executive
                                    Officer

     I hereby certify that the foregoing Plan was approved by the shareholders of Vistana, Inc. December 27, 1996.

Executed at Orlando, Florida as of December 27, 1996.



                                    /s/ Jeffrey A. Adler
                                    -------------------------------------------
                                    Jeffrey A. Adler
                                    Director, President and Co-Chief Executive
                                    Officer